Exhibit 99.1

Media Contacts:
Teresa Nilsen	Hibre Teklemariam
Hennessy Advisors, Inc.	SunStar Strategic
Terry@hennessyadvisors.com; 800-966-4354	HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Announces Dividend

October 29, 2025, Novato, CA - The Board of Directors of Hennessy Advisors, Inc. (NASDAQ: HNNA) today declared a quarterly dividend of $0.1375 per share, which represents an annualized dividend yield of 5.77%.*

Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc., commented, “We have been consistently paying a dividend to our shareholders since the beginning of 2005 - before the first YouTube video was even uploaded to the internet. Today, we are pleased to announce our 67th dividend payment, which will be made on November 26, 2025, to shareholders of record as of November 12, 2025.”

“We stand by the value of our dividend as it allows our shareholders to generate income without selling their shares, preserving their capital investment in the company. We take great pride in our dividend being well covered by earnings and cash flow, which reflects our company's solid financial health,” he added.

* Based on the closing stock price of $9.53 on October 28, 2025, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.